Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen California Dividend Advantage Municipal Fund 2

811-10197

The annual meeting of shareholders was held in the offices of Nuveen Investments on September 12, 2016;
at this meeting the shareholders were asked to approve an Agreement and Plan of Reorganization, to approve the Issuance of Additional Common Shares and to elect
Board Members.

Voting results are as follows:

<c>Common & Preferred shares voting
together as a class


Preferred Shares
To approve an Agreement and Plan of
Reorganization


   For
  7,966,913
               680
   Against
     378,620
                  -
   Abstain
     223,454
                  -
   Broker Non-Votes
   5,477,662
                  -
      Total
  14,046,649
               680



Proxy materials are herein
incorporated by reference
to the SEC filing on July 12,
2016, under Conformed
Submission Type 497, accession
number 0001193125-16-646333.